Exhibit 10.1

SECOND AMENDMENT TO

2022 Supplemental Executive Retirement Plan

FOR

LANCE DIEHL

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into the 9th day of July 2025, by and between Journey Bank (formerly known as First Columbia Bank & Trust Co.) (the “Employer”), and Lance Diehl (the “Executive”).

The Employer and the Executive entered into a Supplemental Executive Retirement Plan dated March 15, 2022, as amended by that certain First Amendment dated June 1, 2022 (the “Agreement”). The Employer and the Executive now wish to change the Executive’s death benefit in the Agreement and to amend the forfeiture provision in the Agreement.

Now, therefore, the Employer and the Executive agree as follows:

The Schedule A originally attached to the Agreement shall be replaced with the attached Schedule A.

Section 2.5 of the Agreement shall be deleted and replaced by the following:

2.5      Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service, Disability and Change in Control, the Employer shall pay the Beneficiary the Accrued Benefit as of date of the Executive’s death, in lieu of any other benefit hereunder. The benefit will be paid in a lump sum the month following the Executive’s death.

Section 7.10 of the Agreement shall be deleted and replaced by the following:

7.10 Forfeiture Provision.

(1) General Rule: Except as provided in the following subparagraph 7.01(2), Executive shall forfeit his right to any benefit not yet paid to Executive, if Executive, without the prior written consent of Bank, at any time during the period encompassing Executive’s employment with Bank and continuing after the termination (regardless of reason) of Executive’s employment with Bank throughout the period the benefit would otherwise be payable:

(a) engages in, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as investor owning less than 5% of the stock of a publicly owned company) or otherwise on behalf of any person, firm, corporation or enterprise: (i) the banking (including bank or financial institution holding company), insurance or financial services industry, or (2) any other activity in which Bank engages during the Executive’s employment with Bank in the marketing area (the “Non-Competition Area”), of Bank. The Non-Competition Area is defined for purposes of this Agreement as the area within a fifty (50) mile radius of any branch banking office of the Bank; or

(b) either directly or indirectly in any capacity whatsoever (i) obtains, solicits, diverts, appeals to, attempts to obtain, attempts to solicit, attempts to divert, or attempts to appeal to any customers, clients or referral sources of Bank to divert their business from the Bank; or, (ii) solicits any person who is employed by Bank to leave the employ of Bank. “Customers, clients, and referral source” shall include all persons who are or were customers, clients, or referral sources of Bank at any time during the employment of Executive by the Bank, including employment with the Bank that predates this Agreement.

(2) Exception. The non-competition condition to Executive’s eligibility to receive benefits as set forth in the preceding subparagraph 7.01(1) shall not apply following a Change in Control event, as defined in this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment.

Executive	Employer

/s/ Lance O. Diehl	By:	/s/ Joseph K. O’Neill, Jr.
	Title:	EVP & Chief Financial Officer

Supplemental Executive Retirement Plan

Schedule A

Lance Diehl

Birth Date: XX/XX/1966 Plan Anniversary Date: 12/31/2022 Normal Retirement: XX/XX/2031,Age 65 Normal Retirement Payment: Monthly for 15 Years		Early Termination Amount Payable Monthly for 15 Years at Normal Retirement Age	Disability Amount Payable Monthly for 15 Years at Normal Retirement Age	Change In Control Amount Payable Monthly for 15 Years at Normal Retirement Age
Values As Of	Age	Annual Benefit[1]	Annual Benefit[1]	Annual Benefit[1,2]
Apr 2022	56	0	0	60,000
Dec 2022	56	12,000	12,000	60,000
Dec 2023	57	26,250	26,250	60,000
Dec 2024	58	41,250	41,250	60,000
Dec 2025	59	56,250	56,250	60,000
Dec 2026	60	60,000	60,000	60,000
Dec 2027	61	60,000	60,000	60,000
Dec 2028	62	60,000	60,000	60,000
Dec 2029	63	60,000	60,000	60,000
Dec 2030	64	60,000	60,000	60,000
Mar 2031	65	60,000	60,000	60,000

The first line represents the initial plan values as of the plan implementation date of April 01, 2022.

Income Taxes – Federal income taxes will not be payable by you or your beneficiary until benefit payments are actually received.

Payroll Taxes – Benefits are subject to FICA and Medicare payroll taxes as they vest each year. The interest credited to the vested amounts is not subject to payroll taxes as long as it is not excessive (as defined by tax regulations). Since all benefits are subjected to payroll taxes prior to retirement, there are no payroll taxes (FICA and Medicare) due on the benefit payments.

1The annual benefit amount will be distributed in 12 equal monthly payments for a total of 180 monthly payments.

2 Note that accounting rules may require an additional accrual at the time this benefit is triggered.

SERP: Journey Bank - Bloomsburg, PA

686#, 22318#, 74985#, 05/02/2025

Supplemental Executive Retirement Plan

Schedule A

Lance Diehl

Birth Date: XX/XX/1966 Plan Anniversary Date:		Early Termination	Disability	Change In Control
12/31/2022 Normal Retirement:
XX/XX/2031,Age 65 Normal Retirement Payment: Monthly for 15 Years		Amount Payable Monthly for 15 Years at Normal Retirement Age	Amount Payable Monthly for 15 Years at Normal Retirement Age	Amount Payable Monthly for 15 Years at Normal Retirement Age
Values As Of	Age	Annual Benefit[1]	Annual Benefit[1]	Annual Benefit[1,2]

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

Lance Diehl /s/ Lance O. Diehl	By /s/ Joseph K. O'Neill, Jr.

Date 7-9-2025	Title EVP and CFO

Date 7-9-2025

SERP: Journey Bank - Bloomsburg, PA

686#, 22318#, 74985#, 05/02/202

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